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                                   Contact:
                                   Jeffrey W. Whiteside
                                   Assistant Treasurer,Director
                                   of Investor Relations and
                                   Corporate Communications
                                   (317) 321-0588
FOR IMMEDIATE RELEASE              jwhiteside@indiana-energy.com



                   INDIANA ENERGY TO ACQUIRE
            DPL's NATURAL GAS DISTRIBUTION BUSINESS

Indianapolis, IN--(December 15, 1999)--Indiana Energy [NYSE:
IEI] today announced that its board of directors has approved a definitive agreement under which Indiana Energy will acquire
DPL Inc.'s ("DPL") [NYSE: DPL] natural gas distribution business for $425 million in cash. This acquisition of assets is expected to be accounted for as a purchase and is anticipated to be slightly accretive to earnings in the first full year after closing, excluding one-time charges related to the transaction.

The acquisition of DPL's natural gas distribution business will add approximately 305,000 residential, commercial, industrial, and government customers to Indiana Energy's existing customer base of nearly 508,000 customers and 5,000 miles to Indiana Energy's existing 11,000 miles of pipeline. The service area of DPL's natural gas business is contiguous to Indiana Energy's distribution system in East Central Indiana and includes 16 counties in West Central Ohio. Revenues for DPL's natural gas distribution business for the twelve months ended September 30, 1999, were $215 million, reflecting weather during the period that was 91 percent of normal.

On June 14, 1999, Indiana Energy and SIGCORP, Inc., a diversified energy company that provides gas and electric service to approximately 150,000 customers in Southwest Indiana, announced their agreement to merge in a $1.9 billion merger of equals.
When the merger of Indiana Energy and SIGCORP is completed, the companies will form a new holding company which will be named Vectren Corporation. Niel C. Ellerbrook, currently the president and chief executive officer of Indiana Energy will become the chairman and chief executive officer of Vectren. The transaction is expected to close in the first calendar quarter of 2000, prior to the acquisition of DPL's natural gas distribution business. DPL's natural gas distribution business will operate under the Vectren brand and will continue to be based in Dayton, Ohio.

Mr. Ellerbrook said, "The acquisition of DPL's natural gas distribution business, together with our pending merger with SIGCORP, will enable Vectren to provide energy-related products and services to nearly one million customers in the Midwest. We believe that our substantial customer base will move us toward our goal of becoming the leading regional provider of energy products and services. With our neighboring service territories, DPL's natural gas distribution business is a logical extension of Indiana Energy's distribution operations. Increased competition is transforming the energy industry, and we believe that the steps we are taking will enable us to embrace the challenges of our changing industry and to seize the opportunities those changes create."

                             -more-

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"West Central Ohio consumers are accustomed to receiving the highest quality of energy service. For this reason, we looked for a buyer that maintains the same high standards as DPL. Indiana Energy is that type of company," stated Mr. Allen M. Hill, president and chief executive officer of DPL. "They have a strong history and commitment to customer satisfaction and the communities they serve and fair treatment of their employees. We are confident that they will bring this same commitment to West Central Ohio as they nurture and grow this natural gas retail distribution business," added Mr. Hill.

Mr. Ellerbrook continued, "DPL's natural gas distribution business has a talented group of employees and we look forward to having them join our team. Indiana Energy and SIGCORP have proud histories of community involvement and we look forward to continuing those traditions in Ohio."

Initially, the acquisition is expected to be financed with a bank credit facility, to be replaced over time with permanent financing.

The transaction is conditioned upon, among other things, the approval of the Public Utilities Commission of Ohio, the Securities and Exchange Commission under the Public Utility Holding Company Act, and other regulatory approvals. The Company can provide no assurances with respect to the success or timing of the regulatory proceedings. Shareholder approval by either Indiana Energy or DPL is not required to complete the transaction. Indiana Energy hopes to complete the transaction by the end of the second quarter of 2000.

Merrill Lynch & Co. acted as financial advisor and provided a fairness opinion to Indiana Energy.

Indiana Energy, Inc. is the holding company of Indiana Gas Company, Inc., IEI Services, LLC and IEI Investments, Inc. Indiana Gas provides natural gas distribution to nearly 508,000 customers in central Indiana. Information about Indiana Energy, Inc. is located on the World Wide Web at http://www.indiana-energy.com.

This press release contains certain statements about future business operations, financial performance and other issues which are forward looking. Actual results could differ materially from those that have been projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that has been provided will be readily available on the forms 8K to be filed by Indiana Energy, Inc. with the SEC.

Note to Editors: Today's news release, along with other news about Indiana Energy, is available on the Internet at http://www.indiana-energy.com.


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